EX-FILINGFEES

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

The Pennant Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001	Rule 457(r) and 457(o)(1)	4,025,000(2)	$31.00	$124,775,000	0.00015310	$19,103.05
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$124,775,000		$19,103.05
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$19,103.05

(1)	Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of certain of the registration fees for Registration Statement No. 333-281302 filed by the registrant on August 6, 2024.

(2)	Includes 525,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.